Exhibit 99.1

Expion360 Reports Second Quarter 2023 Results

REDMOND, OR. August 10, 2023, Expion360, Inc. (NASDAQ: XPON), an industry leader in lithium-ion battery power storage solutions, reported results for the three months ended June 30, 2023. All comparisons are to the same year-ago period unless otherwise noted.

Q2 2023 Financial Highlights

·	Revenues up 14% sequentially to $1.7 million in the second quarter.
·	Gross profit increased 2% sequentially to $454,000.
·	Net loss totaled $1.5 million, improving from a net loss of $2.0 million in the previous quarter and $4.1 million in the same year-ago quarter.

Q2 2023 Operational Highlights

·	Expion360 Li-ion batteries made available through more than 300 dealers, wholesalers, private-label customers and OEMs nationwide, as compared to 213 at the end of last year.
·	Selected as a strategic supplier of lithium-ion batteries for off-grid power systems by Chinook RV, a top name in the RV industry and a recognized leader in quality and innovation.
·	Launched e360 SmartTalk™, an innovative mobile app which enables the seamless integration and wireless management of e360 Bluetooth-enabled lithium iron phosphate (LiFePO4) batteries.
·	Entered light electric vehicle (LEV) market with introduction of innovative e360 SmartTalk™ lithium-ion battery for golf carts and other LEVs. The LEV market is projected to grow at 9.4% CAGR to reach $122.7 billion by 2027, according to MarketsandMarkets.
·	Began shipping AURA POWERCAP 600™, the first accessories that can transform Expion360 Li-ion batteries into a portable 600-watt powerpack.
·	Expanded sales team with two additional sales reps, including a dedicated sales rep for new LEV vertical.
·	Joined the Russell Microcap® Index. Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. According to FTSE Russell, approximately $12.1 trillion in assets are benchmarked against Russell U.S. indexes.

Management Commentary

“In Q2, we generated our third consecutive quarter of revenue growth, largely due to our expanded product offerings and distribution network, as well as increased OEM market penetration,” stated Brian Schaffner, CEO of Expion360. “This included the beginning of production shipments to several OEMs who have engaged us as their strategic supply partner since the beginning of the year, including Addax, Imperial Outdoors, Chinook RV, Cube Series and Xtreme Outdoors.

“The comparative revenue decrease from the year-ago quarter was primarily due to an exceptionally large initial stocking order from one of our largest resellers in the year-ago quarter, as well as other orders that had awaited fulfillment until after our Nasdaq IPO in April of last year. Since then, we’ve been on a more normalized growth trajectory that we anticipate will continue.

“As another in a series of milestone wins, our selection by Chinook RV during the quarter demonstrated how our power solutions are ideally suited for the renowned premium quality of Chinook RV motorhomes. Their superior craftsmanship, aesthetics, and practical functionality are all qualities in common with our e360 batteries, and we understand these qualities to be of great importance to current and prospective Chinook RV owners.

“Also during the quarter, we began initial shipments of our new AURA POWERCAP 600 battery accessory that we launched in Q1, and anticipate the full rollout across our distribution network in the current quarter.

“As another milestone event for the second quarter, we entered the LEV market with the introduction of our new Bluetooth-enabled e360 SmartTalk™ Battery. Designed especially for golf carts and similarly sized LEVs, the innovative battery technology enables a full bank of e360 batteries to be monitored wirelessly with our new e360 SmartTalk™ mobile app.

“We believe the ability to wirelessly monitor performance and view helpful analytics on virtually any Bluetooth-enabled mobile device will prove tremendously useful for LEV operators—especially those managing multiple vehicles—and provide us a competitive edge. The introduction of our e360 SmartTalk™ Battery has been well received, as reflected in the substantial number of pre-orders. We plan to begin fulfilling these pre-orders in the current quarter.

“We recently announced a significant expansion of our sales and distribution partnership with Meyer Distributing, a leading national marketer and distributor of automotive and RV specialty products. Our expanded partnership addresses the increasing scale of our customer base and product lines that we believe will benefit from Meyer’s exceptional marketing and distribution capabilities.

“Meyer’s professional sales teams and logistics expertise across both regional and national markets provide us a competitive edge, enabling us to grow our B2B business more rapidly while maintaining the high level of customer service that has been a hallmark of our success.

“We are also working on establishing a product training program in collaboration with one of the nation’s largest RV dealer groups. The goal of the program is to educate our distribution partners about our advanced Li-ion technology and its many advantages over standard lead-acid batteries which still comprise a major portion of the market.

“We are currently preparing for additional major milestone events, such as our launch into high growth industry verticals that includes home energy storage. We are making strong progress in our IP development for home energy, as well as with new innovative products for RV, marine and industrial applications. We believe we remain well on track for launching our home energy storage solutions in 2024, with this accelerating our growth and diversifying our markets.

“Our new OEM strategic supply agreements and our introduction of innovative new products have already broadened our market opportunities in significant ways. So, looking ahead, we are working towards additional OEM market penetration with new major partners, as well as growing demand from anyone looking to achieve greater power density, better reliability and superior quality for their energy storage needs. We see this keeping us on track for continued sequential growth for the current quarter and a strong finish to the year.”

Q2 2023 Financial Summary

Revenue in the second quarter of 2023 totaled $1.7 million, up 14% sequentially and down 22% from $2.2 million in the same year-ago quarter. The sequential increase was primarily due to increased sales of lithium-ion batteries and accessories to dealerships, wholesalers and OEMs.

The year over year decrease was primarily attributable to an unusually large initial stocking order for one of the company’s resellers that was fulfilled during first half of 2022 as well as the shipment of back orders in the second quarter of 2022 were fulfilled with inventory purchased with IPO proceeds.

Gross profit totaled $454,000 or 26.3% of revenue as compared to $706,000 or 32.1% of revenue in the same year-ago quarter. The decrease in gross profit was primarily attributable to lower sales volume compared to the year ago quarter resulting in lower absorption of fixed facilities costs and labor. The decrease was also due to discount levels related to specific customer groups, and supplier and shipping costs which the company is currently monitoring.

Selling, general and administrative expenses decreased to $2.0 million compared to $3.6 million in the same year-ago quarter. The decrease was primarily due to a decrease in non-cash stock-based compensation of $2.1 million which was partially offset by a $760,000 increase in legal and professional services and a $141,000 increase in sales and marketing.

Net loss totaled $1.5 million or $(0.21) per share, improving from a net loss of $4.1 million or $(0.62) per share in the same year-ago period. The decrease in net loss was primarily the result of decreased SG&A expenses and no interest expense from an amortization of debt discount.

Cash and cash equivalents totaled $3.6 million at June 30, 2023, compared to $7.2 million at December 31, 2022. Inventory on hand combined with pre-paid/in-transit inventory totaled $5.1 million at June 30, 2023, flat from $5.2 million at March 31, 2023 and up $456,000 versus at end of last year.

First Half 2023 Financial Summary

For the first half of 2023, revenue totaled $3.2 million, increasing 15% from $2.8 million in the second half of 2022, and declining 26% from $4.4 million in the first half of 2022. The sequential increase was primarily due to increased sales of lithium-ion batteries and accessories to dealerships, wholesalers, and OEMs. The decrease from the first half of 2022 was primarily due to the unusually large initial stocking order for one of the company’s resellers in the first half of 2022, as well as the shipment of back orders in the second quarter of 2022 that were fulfilled with inventory purchased with IPO proceeds.

Gross profit totaled $898,000 or 27.8% of revenue as compared to $1.6 million or 36.0% of revenue in the same year-ago period. The decrease in gross profit was due to the same reasons as the decrease in the second quarter of 2023.

Selling, general and administrative expenses decreased to $4.1 million compared to $4.8 million in the same year-ago period. The decrease in SG&A expenses is primarily due to a decrease in non-cash stock-based compensation of $2.1 million, which was partially offset by a $760,000 increase in legal and professional services and a $141,000 increase in sales and marketing.

Net loss totaled $3.5 million or $(0.50) per share, improving from a net loss of $4.8 million or $(0.88) per share in the same year-ago period. Approximately $282,000 of the loss in the first quarter of 2023 was due to one-time settlement expenses.

Capital Structure Summary

The company’s outstanding common stock as of June 30, 2023, totaled 6,910,717 shares. As of June 30, 2023, there were 777,830 warrants and 829,500 options issued which brings the fully diluted shares to 8,518,047 shares of common stock. The public float was approximately 4,855,968 shares as of June 30, 2023.

For additional information, please see the company’s quarterly report on Form 10-Q filed with the SEC.

About Expion360

Expion360 is an industry leader of premium lithium iron phosphate (LiFePO4) batteries and accessories for recreational vehicles and marine applications, with residential and industrial applications under development.

The company’s lithium batteries feature half the weight of standard lead-acid batteries while delivering three times the power and 10 times the number of charging cycles. Expion360 batteries also feature better construction and reliability compared to other Li-ion batteries on the market due to their superior design and quality materials. Specially reinforced, fiberglass-infused, premium ABS and solid mechanical connections help provide top performance and safety. With Expion360 batteries, adventurers can enjoy the most beautiful and remote places on Earth even longer.

The company is headquartered in Redmond, Oregon. Expion360 Li-ion batteries are available today through more than 300 dealers, wholesalers, private-label customers, and OEMs across the country. To learn more about the company, visit expion360.com.

Forward-Looking Statements and Safe Harbor Notice

All statements other than statements of historical facts included in this press release are "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995). Examples of such forward-looking statements include statements regarding our expectations regarding our business strategies and plans, growth opportunities and competitive position, our expected growth trajectory, the full roll out of our new AURA POWERCAP 600 battery accessory, our expectations regarding timing of fulfilling preorders of our e360 SmartTalk™ Battery, e360 SmartTalk™ Battery, our expectations that we will benefit from Meyer's marketing and distribution capabilities and that their sales teams and logistics expertise will provide us with a competitive edge for growing our B2B business more rapidly while sustaining a high level of customer service and our expectations for launching our home energy storage solutions in 2024 and those statements that use forward-looking words such as "projected," "expect," "possibility" and "anticipate," or similar expressions. Because forward-looking statements relate to the future, such forward-looking statements involve significant risks, uncertainties, and assumptions that are difficult to predict and many of which are outside our control. Actual results could differ materially from those indicated in the forward-looking statements. Factors that could cause such differences include, among others, the competitive nature of our industry and the pricing pressures that we face, our history of losses and increasing costs, our ability to continue as a going concern, our dependency on the needs and success of our customers and our substantial customer concentration, any inability to successfully manage our growth, the impact of public health epidemics or outbreaks, our ability to expand our sales and distribution channels, our ability to expand into international markets, the limited number of ports through which our raw materials enter the United Sates and our reliance on third parties to store and ship certain inventory, uncertainty in the global economic condition, any government reviews, inquiries, investigations and other actions, changes in the cost and availability of raw materials, our dependency on third-party manufacturers and suppliers and increases in the cost or disruption of supply or shortages in any of our raw materials, battery components or raw materials used in the production of such parts, our dependency on our two warehouse facilities, the risk that lithium-ion battery cells may catch fire or release smoke and flame, potential product liability claims, risks related to litigation, tax, environmental and other legal compliance, any failure to introduce new products and product enhancements and market acceptance of new technologies introduced by our competitors, any failure by us to adequately protect our intellectual property or to defend ourselves against intellectual property infringement claims, quality problems with our products, our ability to raise capital, risks related to our electronic data becoming compromised, our dependency on our senior management team and other key employees, any failure to keep pace with developments in technology and those discussed in our filings with the SEC. Investors should read the risk factors set forth in the Company's previous filings, subsequent filings, and future periodic reports filed with the SEC. All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements.

The Company cautions that forward-looking statements are not historical facts and make no guarantee of future performance. Forward-looking statements are based on estimates and opinions of management at the time statements are made. The information set forth herein speaks only as of the date hereof. The Company and its management are under no obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statements following the date of this news release, whether as a result of new information, future events or otherwise, except as required by law.

Expion360 Contact:

Brian Schaffner, CEO

Tel (541) 797-6714

Expion360 Investor Contact:
Ronald Both
CMA
Tel (949) 432-7566
Email contact

Expion360 Media Contact:
Tim Randall
CMA
Tel (949) 432-7572
Email contact

Expion360 Inc.

Statements of Operations (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Sales, net	$1,725,123	$2,202,720	$3,232,300	$4,358,064
Cost of sales	1,270,724	1,496,394	2,334,454	2,789,884
Gross profit	454,399	706,326	897,846	1,568,180
Selling, general and administrative	1,951,664	3,621,572	4,072,559	4,817,948
Loss from operations	(1,497,265)	(2,915,246)	(3,174,713)	(3,249,768)

Other (Income) / Expense
Interest income	(47,764)	(94)	(67,897)	(94)
Interest expense	26,399	1,175,719	64,576	1,537,832
Loss on sale of property & equipment	3,426	—	3,426	—
Settlement expense	—	—	281,680	—
Other (income) / expense	(500)	15	(394)	83
Total other (income) / expense	(18,439)	1,175,640	281,391	1,537,821
Loss before taxes	(1,478,826)	(4,090,886)	(3,456,104)	(4,787,589)

Franchise taxes / (refund)	(38)	150	(38)	300
Net loss	$(1,478,788)	$(4,091,036)	$(3,456,066)	$(4,787,889)

Net loss per share (basic and diluted)	$(0.21)	$(0.62)	$(0.50)	$(0.88)
Weighted-average number of common shares outstanding	6,910,491	6,638,825	6,862,747	5,469,413

Expion360 Inc.

Balance Sheets

	June 30, 2023 (unaudited)	December 31, 2022
Assets
Current Assets
Cash and cash equivalents	$3,596,243	$7,201,244
Accounts receivable, net	409,196	298,035
Inventory	4,967,325	4,530,136
Prepaid/in-transit inventory	160,854	141,611
Prepaid expenses and other current assets	183,970	171,791
Total current assets	9,317,588	12,342,817

Property and equipment	1,378,398	1,394,619
Accumulated depreciation	(343,772)	(250,861)
Property and equipment, net	1,034,626	1,143,758

Other Assets
Operating leases – right-of-use asset	2,913,768	3,148,455
Deposits	66,696	63,901
Total other assets	2,980,464	3,212,356
Total assets	$13,332,678	$16,698,931

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$219,491	$230,250
Customer deposits	156,938	58
Accrued expenses and other current liabilities	305,575	306,164
Current portion of operating lease liability	491,070	465,055
Current portion of stockholder promissory notes	125,000	500,000
Current portion of long-term debt	49,290	71,426
Total current liabilities	1,347,364	1,572,953

Long-term debt, net of current portion and discount	324,220	439,049
Operating lease liability, net of current portion	2,508,738	2,754,964
Stockholder promissory notes, net of current portion	700,000	325,000
Total liabilities	$4,880,322	$5,091,966

Expion360 Inc.

Balance Sheets – Continued

	June 30, 2023 (unaudited)	December 31, 2022
Stockholders’ equity
Preferred stock, par value $.001; 20,000,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, par value $.001; 200,000,000 shares authorized; 6,910,717 and 6,802,464 issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	6,911	6,802
Additional paid-in capital	25,541,002	25,239,654
Accumulated deficit	(17,095,557)	(13,639,491)
Total stockholders’ equity	8,452,356	11,606,965
Total liabilities and stockholders’ equity	$13,332,678	$16,698,931